EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-277559) and on Form S-8 (Nos. 333-212069, 333-190442, 333-225660, 333-230549, 333-233904, 333-266203, 333-267581 and 333-280088) of Axon Enterprise, Inc. of our report dated February 28, 2025, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is May 7, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
May 7, 2025